Exhibit 10.49

K Wave Media

11Fl. Telepia Bldg, 527, Eonju-ro

Gangnam-gu, Seoul, Korea 06138

Dear Mr. Jihun Byun,

We at K Wave Media (“K Wave”) welcome your decision to join our company. We are excited to welcome you to K Wave and pleased to confirm our offer to you on the terms and conditions outlined in this letter.

Appointment

We are delighted to extend this offer to you. You will be appointed CAO (Chief Accounting Officer) of K Wave and your official commencement date is                        . The term of your employment will be for 3 years.

Responsibilities

Your primary roles and responsibilities as CAO at K Wave are among others, oversee financial reporting and accounting operations, manage the tax returns and ensure regulatory compliance and help design internal controls and risk management.

Annual base salary and other compensation

For your position, your annual salary will be KRW 200 million, pro-rated for any partial year of employment.

Confidentiality, Intellectual Property, and Other Company Assets

The operations of the Company involve you receiving or having access to or knowledge of the company’s commercially sensitive or secret information. It is your responsibility and obligation to maintain the highest professional standards to ensure that this information is properly and professionally handled to protect the Company’s commercial interests and to ensure compliance with regulatory and legal requirements. Failure to follow these principles will jeopardize the Company’s reputation and business.

In addition to and without altering the legal obligations you already have to keep information secret, you promise not (except for the purpose of properly performing your duties for the Company or unless required to do so by law or any regulatory or investigative authority or unless authorized to do so by your line manager or senior officer) either during the course of your employment or after it has ended, whether deliberately or otherwise, to disclose, communicate, disparage (whether it is a fact or not), or solicit investment or business on any information that is confidential or belongs to the Company. This includes (1) The Company’s business records, which are the assets of the Company, (2) previous or existing portfolio companies, or (3) potential portfolio companies which have been verbally discussed for investment purposes.

You should assume that all information, which you come across during your duties, that is not already obviously public knowledge, is confidential. However, information that consists of general know-how or is a matter of your own skills or general or commercial knowledge is not confidential.

Non-Competition and Non-Interference.

A.	Non-Competition. Other than on behalf of the Company or its Affiliates, during the Restricted Period (as defined below), Employee shall not, directly or indirectly (as defined below), engage or attempt to engage in the Business (as defined below) within the Territory (as defined below).

B.	Non-Interference with Customers. During the Restricted Period, Employee shall not, directly or indirectly, attempt to or actually, (i) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company or its Affiliates; (ii) solicit, induce, or cause any Customer to become a customer of or enter into any contractual or other relationship, in each case for Competing Services (as defined below), with Employee or any other person or entity; and/or (iii) offer or provide to any Customer any Competing Services.

C.	Non-Interference with Suppliers. Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, attempt to or actually: (i) solicit, induce, or cause any Supplier or other Business Relation (as defined below) of the Company or its Affiliates to terminate, reduce, or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company or its Affiliates; (ii) solicit, induce, or cause any employee of the Company or its Affiliates to engage in Competing Services; or (iii) engage as an employee, independent contractor, or consultant on behalf of a person or entity other than the Company or its Affiliates (A) any employee of the Company or its Affiliates or (B) any person who was employed by the Company or its Affiliates within the then prior six-month period.

D.	Non-Disparagement. During the Restricted Period, Employee shall not disparage the Company or its Affiliates or their respective businesses, personnel, shareholders, members, directors, officers, consultants, services, products, or business methods.

E.	Definitions.

(i) “Business” has the meaning the business includes, but is not limited to, all commercial activities performed by K Wave Media or its subsidiaries, affiliates, or related corporations, regardless of their jurisdiction.

(ii) “Business Relation” means herein any person or entity other than a Supplier that conducts business with the Company or its Affiliates.

(iii) “Competing Services” means herein products or services (other than those of the Company or its Affiliates) that are the same, similar, or otherwise in competition with the products or services of the Company or its Affiliates.

(iv) “Customer” means herein any person or entity that: (A) during the two-year period immediately preceding the Effective Date or during the Restricted Period, has purchased products or services from Company or its Affiliates and/or (B) during the then-prior one-year period, was contacted by the Company or its Affiliates regarding the potential purchase of products or services from the Company or its Affiliates.

(v) “Directly or indirectly” as used herein includes any activity, on behalf of Employee or on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor, or otherwise, except that nothing in this document shall prohibit Employee from being a passive holder, for investment purposes only, of not more than five percent (5%) of the securities of any publicly-traded entity.

(vi) “Restricted Period” means the Term of Employment and the one (1) year period following the Termination Date

(vii) “Supplier” means herein any person or entity that supplies goods, services, or capital to the Company or its Affiliates, whether as an employee, independent contractor, or otherwise.

(viii) “Territory” means herein anywhere in the United States and Korea.

Consideration

The Employee acknowledges that the restrictions contained in this document are fair and reasonable, and that adequate consideration, including but not limited to continued employment, access to Confidential Information, and/or other financial benefits, has been provided in exchange for agreeing to these restrictions.

Remedies for Breach

In the event of a breach, the Company shall be entitled to seek monetary damages. In addition, the Company may recover its reasonable attorneys’ fees and costs incurred in enforcing these covenants.

Termination with immediate effect

The Company may terminate the employment by written notice with immediate effect if the employee:

A.	Commits any act which may detrimentally affect the Company or any Associated Companies, including but not limited to an act of dishonesty, misdemeanor, negligence, fraud, willful disobedience, misconduct, breach of duty, disparagement, breach of confidentiality, bribery, sexual harassment, employee poaching, or etc.;

B.	Commits a breach of any other rules and regulations laid down by the Company from time to time in respect of the employment;

C.	Is convicted for criminal offence;

Leaving the Company

If the Executive wishes to resign the Executive’s employment voluntarily, the Executive shall provide six weeks’ notice in writing to the Company.

Terms of Service

A breach of any of the responsibilities set out in this document may constitute misconduct and may result in summary dismissal. In this document the terms “employee” and “employment” include arrangements legally constituting employment and also other arrangements for provision of services including those supplied by a temporary service provider or an independent contractor/consultant. During the Executive’s employment, the executive shall duly and diligently perform all the duties assigned to the Executive. And shall refrain from any situation in which the Executive’s personal interests conflict, or may appear to conflict, with the Executive’s duties to the Company. The “Company” means K Wave Media and any subsidiaries, branches, affiliated funds, special purpose vehicles, or associates of K Wave Media.

Other Terms of Service

A breach of any of the responsibilities set out in this document may constitute misconduct and may result in summary dismissal. In this document the terms “employee” and “employment” include arrangements legally constituting employment and also other arrangements for provision of services including those supplied by a temporary service provider or an independent contractor/consultant. The “Company” means K Wave Media and any subsidiaries, branches, affiliated funds, special purpose vehicles, or associates of K Wave Media.

Severability

In the event that any term, provision, covenant or restriction of this document, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this document will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this document will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this document a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Yours Sincerely,

For and on behalf of K Wave Media

AGREEMENT

I, Jihun Byun, hereby confirm my acceptance of the above offer of employment and I shall commence work on                for the position of CAO.

Signature	Date :

4